Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

New York, NY – March 9, 2006 - Advanstar Communications Inc. (“Advanstar”), a leading worldwide media company providing integrated marketing solutions for the Fashion, Life Sciences, and Powersports industries, today reported operating results for the fourth quarter and full year ended December 31, 2005.

2005 Overview

Advanstar’s results for 2005 reflect the launch of several growth initiatives and the implementation of a corporate and portfolio restructuring which began in the first half of the year.

Joe Loggia, President and CEO of Advanstar said, “2005 was an exciting year for Advanstar. We successfully completed a major transaction to dispose of non-core assets and operations. This move solidified our strategy of focusing on key industry sectors where we can leverage our leading market positions, in depth customer relationships and experienced teams for continued growth. The transaction also enabled us to substantially reduce our debt.

“We completed five strategic acquisitions in the fashion and powersports sectors which, combined with ongoing investments in our properties and new initiatives, are helping to accelerate our growth. Our performance in the fourth quarter reinforced the effectiveness of our strategy.

“Our commitment to delivering quality products that meet our customers’ needs enabled us to achieve solid revenue gains for both the fourth quarter and the year. In addition, our substantial improvement in operating income is testament to our ability to drive operating efficiencies and generate cost savings through our restructuring activities. We remain focused on the key elements of our business strategy and believe the accomplishments in the past year provide a strong foundation for 2006 and beyond.”

The following table summarizes Advanstar’s performance for the fourth quarter and full year ended December 31, 2005 and 2004:

	Quarter Ended			Year Ended
	December 31,		%	December 31,		%
(in thousands of dollars)	2005	2004	Change	2005	2004	Change

Revenue	$56,660	$50,739	12%	$288,913	$270,412	7%
Operating income	(3,669)	(8,290)	56%	36,772	27,456	34%
Net income (loss)	(18,285)	(29,634)	38%	8,575	(51,163)	117%
Operating cash flow	12,912	6,473	99%	8,908	18,286	-51%
EBITDA (1)	5,685	3,180	79%	74,527	70,080	6%

(1)                A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

Fourth Quarter Results

Revenue increased 12% to $56.7 million from $50.7 million for the same quarter last year. The strong revenue performance was led by 15% growth in shows and conferences and a 9% increase in publishing. Operating income from continuing operations improved 56% to a loss of $3.7 million from a loss of $8.3 million in the fourth quarter of 2004. The 2005 results include a restructuring charge of $1.7 million related to vacating leased office space and workforce reduction severance costs.

EBITDA in the fourth quarter grew 79% to $5.7 million from $3.2 million in 2004 driven by strong revenue growth and cost savings resulting from restructuring activities implemented in the second and third quarters. Fourth quarter EBITDA was impacted by a restructuring charge of $1.7 million related to vacating leased office space and workforce reduction severance costs.

Cash provided by operations was $12.9 million in the fourth quarter compared to $6.5 million in the same period last year due to the improved operating results and increased cash from working capital, driven in part by higher customer pre-payments for shows.

Net loss was $18.3 million, a 38% improvement from a net loss of $29.6 million in the fourth quarter of 2004. This improvement is due in part to reduced interest expense due to repayment of a portion of long-term debt in June of 2005. Funding of this effort employed proceeds from the sale of certain of its tradeshows, publications and direct marketing products to Questex Media Group (“Questex”). Net income (loss) in the fourth quarter of 2005 and 2004 include, as discontinued operations, operating results of assets sold and discontinued and related gain or loss recorded on the sales, net of tax. See “Discontinued Operations” below.

Full Year 2005 Results

Revenue increased 7% to $288.9 million from $270.4 million in 2004. The increase is due to 14% growth in shows and conferences as well as 24% growth in marketing services/other, which primarily reflects increases in internet revenue. Publishing revenue was $148.2 million, essentially even with $148.4 million reported in 2004. Operating income from continuing operations increased 34% to $36.8 million from $27.5 million in 2004. The 2005 results include a restructuring charge of $4.8 million related to vacated leased office space and workforce reduction severance costs.

EBITDA grew 6% to $74.5 million from $70.1 million in 2004 driven by the solid revenue growth and cost savings resulting from restructuring activities implemented in the second and third quarters. EBITDA was impacted by restructuring charges of $4.8 million related to vacating leased office space and workforce reduction severance costs.

Cash provided by operations was $8.9 million in 2005 compared to $18.3 million in 2004. Operating cash flow in 2005 was significantly impacted by costs related to the extinguishment of a portion of the Company’s debt, severance payments associated with restructuring activities, and the reduction in cash flow attributable to the assets sold to Questex.

Net income was $8.6 million compared to a net loss of $51.2 million in 2004. Net income in 2005 includes income from discontinued operations of $38.5 million consisting of operating income of $2.9 million, a pre-tax gain of $52.5 million on the sold assets and an offsetting $16.9 million tax charge. Net income in 2005 also includes a favorable impact of $4.6 million in the cumulative effect of accounting changes related to the consolidation of Advanstar.com operating results into Advanstar. These items are partially offset by $12.6 million related to the tender and extinguishment of a portion of the Company’s debt in the second quarter of 2005. Net income in 2004 also includes operating results of assets sold and discontinued in 2005 and 2004, and the related net gain recorded on the sales, net of tax.

Full Year Segment Operating Summary

The following table summarizes the full year segment operating results for 2005 and 2004.

	Revenue		%	Contribution Margin (1)%
(in thousands of dollars)	2005	2004	Change	2005	2004	Change

Shows and conferences	$122,239	$107,089	14%	$67,270	$62,598	7%
Publishing	148,214	148,408	0%	46,619	45,912	2%
Direct marketing products and other	18,460	14,915	24%	6,325	4,272	48%

(1)                Contribution margin is defined as net revenue less cost of production and selling, editorial and circulation costs.

Shows and conferences:

Revenue from shows and conferences increased 14% to $122.2 million from $107.1 million in 2004, driven by strong growth from the Company’s four largest events, MAGIC (Spring and Fall), Dealer Expo, and Licensing International. In the third quarter, the Company completed the acquisitions of Project and POOL in the fashion sector and Off-Road Expo in the powersports sector. These acquisitions contributed $4.2 million of revenue in 2005. Revenue from our IVT conferences increased 32%, as 18 new conference tracks were launched to address emerging topics of interest in the FDA drug validation process.

The Company also launched the Off-Road Impact tradeshow and conference complementing the 2004 launches of Dirt Sports and Off-Road Business magazines as well as a dental conference - Digital Radiography Congress. These 2005 launches generated revenue of $1.3 million in 2005. The increased revenue generated from these tradeshows and conferences was partially offset by the effect of holding three fewer events serving the powersports and pharmaceutical markets in 2005 compared to the prior year.

Contribution margin from shows and conferences increased 7% to $67.3 million in 2005 from $62.6 million in 2004 due largely to contribution margin growth from both MAGIC events, Dealer Expo and Licensing International. The Off Road Expo, Project and POOL acquisitions and the shows and conferences launched during 2005 generated $1.6 million in contribution margin. The increase in contribution margin on these events was partially offset by investments in the IVT conference expansion and our first quarter launch of the Off-Road Impact tradeshow and conference.

Publications:

Revenue from publications in 2005 was $148.2 million, essentially even with $148.4 million reported in 2004. Revenue in 2005 reflects a $4.3 million decline in healthcare custom projects primarily attributable to the restructuring of the life sciences organization. All other publishing revenue increased 3% compared to 2004, with the pace of growth increasing significantly in the fourth quarter. The Company generated strong revenue gains in specialty care healthcare, dental and automotive publications, offset by softness in veterinary, licensing and nursing publications. New publication launches including Dirt Sports and Off-Road Business in the powersports/automotive sector and Locum Life, Firstline, Modern Hygienist, Ophthalmology Times Europe and Contract Services Europe in life sciences generated $2.8 million in revenue in 2005.

Contribution margin from publications increased 2% in 2005 to $46.6 million from $45.9 million in 2004, due primarily to cost savings associated with the restructuring of certain aspects of the Company’s healthcare publications. These were in part offset by the decline in revenue in healthcare projects and the launch investments in the publications discussed above.

Direct Marketing Products and Other:

Revenue from direct marketing products and other increased 24% to $18.5 million from $14.9 million in 2004, due in part to the adoption of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” which required us to consolidate the results of our affiliate, Advanstar.com. Overall internet revenue increased 304% to $3.6 million from $0.9 million in 2004 after giving effect to the consolidation of Advanstar.com.

Contribution margin for the direct marketing products and other segment increased 48% to $6.3 million in 2005 from $4.3 million in 2004, due to the consolidation of Advanstar.com.

General and Administrative:

General and administrative costs increased 4% to $40.9 million from $39.4 million in 2004, due to increases in earned incentives, foreign currency fluctuations and increased costs due to the consolidation of the results of Advanstar.com.

Discontinued Operations

Advanstar completed a significant strategic realignment and refocusing of its portfolio through the sale of its non-core assets in a series of transactions between 2004 and 2005. In 2004 the Company sold its art industry portfolio, Post business magazine, French joint venture, and German tradeshow business for an aggregate of $24.4 million in cash. In May 2005, Advanstar sold its tradeshows, publications and direct marketing products in the information technology, travel, beauty, home entertainment and portfolio sectors to Questex Media Group. Also during 2005, Advanstar closed its East Coast Fashion events and sold its Arenacross Championship Series events.

Income from discontinued operations for 2005 and 2004 includes the results of the operations, gains on sale, or impairment of goodwill for assets sold or discontinued during 2004 and 2005. The results included in discontinued operations are not included in reported revenue, contribution margin or EBITDA.

Conference Call Information

Advanstar will hold a conference call to review 2005 results today at 11:00 a.m. Eastern. The call can be accessed by dialing 1-800-399-1392 with access code number 6151108. A copy of this release will also be available at our website, www.advanstar.com.

About Advanstar

Advanstar Communications Inc. (www.advanstar.com) is a leading worldwide media company providing integrated marketing solutions for the Fashion, Life Sciences and Powersports industries. Advanstar serves business professionals and consumers in these industries with its portfolio of 87 events, 58 publications and directories, 125 electronic publications and Web sites, as well as educational and direct marketing products and services. Market leading brands and a commitment to delivering innovative, quality products and services enables Advanstar to “Connect Our Customers With Theirs.” Advanstar has roughly 1,000 employees and currently operates from multiple offices in North America and Europe.

Business Risks

The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar’s business. However, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar’s reports filed with the Securities and Exchange Commission including the factors described in Advanstar’s Form 10-K (333-57201) filed March 29, 2005 under the heading “Certain Factors Which May Affect Future Results.” Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In this press release Advanstar discloses various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA. A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

(Tables Follow)

Advanstar Communications Inc.

Statements of Operations

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(in thousands)		(in thousands)

Revenue	$56,660	$50,739	$288,913	$270,412

Operating expenses:
Cost of production	12,403	11,395	56,326	50,859
Selling, editorial and circulation	27,311	24,940	112,373	106,771
General and administrative expenses	9,546	11,011	40,916	39,419
Restructuring charge	1,715	—	4,771	—
Provision and funding of affiliated dot.com company operations	—	213	—	3,283
Depreciation and amortization	9,354	11,470	37,755	42,624
Total operating expenses	60,329	59,029	252,141	242,956

Operating (loss) income	(3,669)	(8,290)	36,772	27,456
Other income (expense):
Interest expense	(13,866)	(17,728)	(63,058)	(70,974)
Interest income	348	161	1,476	468
Loss on extinguishment of debt	—	—	(12,581)	—
Other income, net	155	13	80	1,251
Loss from continuing operations before income tax expense	(17,032)	(25,844)	(37,311)	(41,799)
(Benefit) provision for income taxes	(6,741)	2,970	(2,732)	6,518
Loss from continuing operations before cumulative effect of accounting change	(10,291)	(28,814)	(34,579)	(48,317)
(Loss) income from operations of discontinued businesses	(7,994)	(820)	38,536	(2,846)
(Loss) income before cumulative effect of accounting change	(18,285)	(29,634)	3,957	(51,163)
Cumulative effect of accounting change	—	—	4,618	—
Net (loss) income	$(18,285)	$(29,634)	$8,575	$(51,163)

The following table reconciles EBITDA to cash flows provided by operating activities for each period presented:

	Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(in thousands)		(in thousands)

EBITDA	$5,685	$3,180	$74,527	$70,080
Depreciation and amortization	(9,354)	(11,470)	(37,755)	(42,624)
Operating (loss) income	(3,669)	(8,290)	36,772	27,456

Interest expense, net	(13,518)	(17,567)	(61,582)	(70,506)
Write-off of deferred financing costs	—	—	(12,581)	—
Other income, net	155	13	80	1,251
Benefit (provision) for income taxes	6,741	(2,970)	2,732	(6,518)
Cumulative effect of accounting change	—	—	4,618	—
(Loss) income from operations of discontinued businesses	(7,994)	(820)	38,536	(2,846)
Net (loss) income	(18,285)	(29,634)	8,575	(51,163)
Gain on sale of business	249	—	(52,710)	(1,179)
Impairment loss on intangible assets	—	—	2,272	—
Goodwill impairment	—	—	—	15,570
Cumulative effect of accounting change	—	—	(4,618)	—
Write-off of deferred financing costs	—	—	3,517	—
Depreciation and amortization	9,362	13,191	40,718	49,968
Deferred income taxes	(516)	4,370	13,250	11,260
Other non-cash items	1,213	819	4,723	3,307
Changes in operating assets and liabilities	20,889	17,727	(6,819)	(9,477)
Net cash provided by operating activities	$12,912	$6,473	$8,908	$18,286

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use non-GAAP measures, such as EBITDA, which are derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for results prepared in accordance with GAAP.

We define “EBITDA” as operating income or loss plus amortization and depreciation less amounts attributable to minority interest. EBITDA is a key liquidity measure but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as a measure of our profitability or performance. We provide information about EBITDA because we believe it is a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures. GAAP requires us to provide information about cash flow generated from operations. However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income. Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA information. Our definition of EBITDA does not take into account our working capital requirements, debt service requirements or other commitments. Accordingly, EBITDA is not necessarily indicative of amounts of cash that may be available to us for discretionary purposes. Our method of computation may not be comparable to other similarly titled measures of other companies. Additionally, our management uses EBITDA to determine our compliance with key financial covenants under our existing Credit Facility, which impact the amount of indebtedness we are permitted to incur. The definition of EBITDA in our existing Credit Facility is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

For more information, please contact:

David Montgomery

Chief Financial Officer

Advanstar Communications

218.723.9222

or

Leigh Parrish, Lauren Puffer

Financial Dynamics for Advanstar Communications

212.850.5651, 212.850.5668